Exhibit 4
THIRD AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This Third Amendment to the Amended and Restated Rights Agreement (this “Third Amendment”) is made effective as of the 14 day of August, 2009. This Third Amendment is an amendment to the Amended and Restated Rights Agreement, dated as of December 7, 1998, Amendment No. 1 dated March 19, 2005 and Amendment No. 2 dated August 15, 2008 to the Amended and Restated Rights Agreement (collectively the “Rights Agreement”), between Advocat, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, (the “Rights Agent”), as successor rights agent to SunTrust Bank, as successor rights agent to Third National Bank in Nashville.
RECITALS
     WHEREAS, the Board of Directors of the Company has deemed it advisable to amend certain provisions of the Rights Agreement; and
     WHEREAS, pursuant to and in compliance with Section 26 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein.
     NOW THEREFORE, the parties hereto agree as follows:
     1. Section 1(a) of the Rights Agreement is hereby amended by deleting the term “15%” in its entirety and replacing it with “20%.”
     2. Section 3(b) of the Rights Agreement is hereby amended by deleting the term “15%” in its entirety and replacing it with “20%.”
     3. Except as herein specifically amended, the terms of the Rights Agreement shall remain unmodified, and the Rights Agreement, as subsequently amended by Amendment No. 1 and Amendment No. 2, shall remain in full force and effect.
     4. Capitalized terms used in this Third Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     5. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State.
     6. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constituted one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed, all as of the day and year first above written.

ADVOCAT, INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.
Chief Financial Officer

Computershare Trust Company, N.A., as Rights Agent,
By:	/s/ Kellie Gwinn
Name:	Kellie Gwinn
Title:	Vice President